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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



                                 Date of Report:
                                  APRIL 7, 1997
                        (Date of Earliest Event Reported)


                                   CYRK, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


         0-21878                                           04-3081657
(Commission File Number)                    (I.R.S. Employer Identification No.)


                        3 POND ROAD, GLOUCESTER, MA 01930
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (508) 283-5800
              (Registrant's Telephone Number, Including Area Code)


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Item 2.  Acquisition or Disposition of Assets.
         ------------------------------------

     Pursuant to an Agreement and Plan of Merger dated as of March 24, 1997, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 7, 1997 (as so amended, the "Merger Agreement"), the registrant acquired Tonkin, Inc., a Washington corporation ("Tonkin"), by means of a merger of Tonkin with and into a wholly-owned subsidiary of the registrant, effective April 7, 1997. Tonkin, which provides custom promotional programs and licensed promotional products, was privately held prior to the merger and has 180 employees located in its Woodinville, WA headquarters and its sales offices in Illinois, Arizona and Oregon. The registrant intends to continue Tonkin's business as a wholly-owned subsidiary of the registrant following the transaction.

     The total purchase price payable for Tonkin is approximately $24.7 million, of which $22 million was paid at closing to the stockholders of Tonkin and up to $2.7 million will be paid to the stockholders of Tonkin over the next three years contingent upon the attainment of certain performance targets. Of the $22 million paid at closing, $12 million was paid in shares of the registrant's common stock, and $10 million was paid from the registrant's existing cash. Of the $2.7 million which will be paid contingent upon the attainment of certain performance targets, $1.35 million is payable in shares of the registrant's common stock, and $1.35 million is payable from the registrant's existing cash.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CYRK, INC.


Date:  April 22, 1997              By:  /s/ Dominic F. Mammola
                                        ----------------------
                                        Dominic F. Mammola
                                        Chief Financial Officer